UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1 )*

                                Autoweb.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    053331104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_]    Rule 13d-1(b)
  [_]    Rule 13d-1(c)
  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)                Page 1 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 2 OF 9 PAGES
---------------------                                          -----------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard A. Vines
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           0 shares
       NUMBER OF     ----- -----------------------------------------------------
         SHARES       6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY           0 shares
          EACH       ----- -----------------------------------------------------
       REPORTING      7    SOLE DISPOSITIVE POWER
         PERSON
          WITH             0 shares
                     ----- -----------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
------- ------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 2 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 3 OF 9 PAGES
---------------------                                          -----------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Geocapital IV, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           0 shares
       NUMBER OF     ----- -----------------------------------------------------
         SHARES       6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY           0 shares
          EACH       ----- -----------------------------------------------------
       REPORTING      7    SOLE DISPOSITIVE POWER
         PERSON
          WITH             0 shares
                     ----- -----------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
------- ------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 3 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 4 OF 9 PAGES
---------------------                                          -----------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Geocapital IV Management, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           0 shares
       NUMBER OF     ----- -----------------------------------------------------
         SHARES       6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY           0 shares
          EACH       ----- -----------------------------------------------------
       REPORTING      7    SOLE DISPOSITIVE POWER
         PERSON
          WITH             0 shares
                     ----- -----------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
------- ------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 4 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 5 OF 9 PAGES
---------------------                                          -----------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen J. Clearman
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           0 shares
       NUMBER OF     ----- -----------------------------------------------------
         SHARES       6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY           0 shares
          EACH       ----- -----------------------------------------------------
       REPORTING      7    SOLE DISPOSITIVE POWER
         PERSON
          WITH             0 shares
                     ----- -----------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
------- ------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 5 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 6 OF 9 PAGES
---------------------                                          -----------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Lawrence W. Lepard
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           0 shares
       NUMBER OF     ----- -----------------------------------------------------
         SHARES       6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY           0 shares
          EACH       ----- -----------------------------------------------------
       REPORTING      7    SOLE DISPOSITIVE POWER
         PERSON
          WITH             0 shares
                     ----- -----------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                           0 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares
------- ------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 6 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 7 OF 9 PAGES
---------------------                                          -----------------

                                  Schedule 13G
                                  ------------

Item 1(a).   Name of Issuer:  Autoweb.com, Inc.
             --------------

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             3270 Jay Street, Building 6, Santa Clara, CA 95054

Item 2(a).   Names of Persons Filing:
             -----------------------
             (1) Geocapital IV, L.P.; (2) Geocapital IV Management, L.P. (the sole general partner of Geocapital IV, L.P.); and (3) Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines (the general partners of Geocapital IV Management, L.P.).

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------
             The address of the principal business office of each of Geocapital IV, L.P., Geocapital IV Management, L.P., Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines is 2 Executive Drive, Fort Lee, NJ, 07024-3304.

Item 4.      Ownership.
             ---------
             Not Applicable.

Item 5.      Ownership of Five Percent or Less of a Class.
             --------------------------------------------
             This statement is being filed to report that as of August 14, 2001 the reporting persons have ceased to be the beneficial owners of more than five percent of the outstanding Common Stock of Autoweb.com, Inc.. On August 14, 2001, the shareholders of Autoweb.com, Inc. ("Autoweb") approved a certain Acquisition Agreement, dated as of April 11, 2001, which provided for the merger of Autobytel Acquisition I Corp. ("Merger Sub") with and into Autoweb (the "Merger"). A Certificate of Merger was filed with the State of Delaware shortly thereafter, all registered shares of Autoweb were cancelled and Autoweb became a wholly-owned subsidiary of Autobytel, Inc.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 14, 2000 AND
------------------------------------------------------------------------------
FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF
----------------------------------------------------------------------------
AUTOWEB.COM, INC. REMAIN UNCHANGED.
-----------------------------------

                                Page 7 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 8 OF 9 PAGES
---------------------                                          -----------------


                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   January 31, 2002


GEOCAPITAL IV, L.P.

By:    Geocapital IV Management, L.P.

           By: /s/ Richard A. Vines
              --------------------------
               Richard A. Vines
               General Partner

Geocapital IV Management, L.P.

           By: /s/ Richard A. Vines
              --------------------------
               Richard A. Vines
               General Partner

Stephen J. Clearman

      /s/ Stephen J. Clearman
---------------------------------------



Lawrence W. Lepard

      /s/ Lawrence W. Lepard
---------------------------------------



RICHARD A. VINES

      /s/ Richard A. Vines
---------------------------------------



                                Page 8 of 9 pages

---------------------                                          -----------------
CUSIP NO. 053331 10 4                 13G                      PAGE 9 OF 9 PAGES
---------------------                                          -----------------




                                    AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Autoweb.com, Inc.

        EXECUTED this 31st day of January, 2002.

GEOCAPITAL IV, L.P.

By:    Geocapital IV Management, L.P.

           By: /s/ Richard A. Vines
              --------------------------
               Richard A. Vines
               General Partner

Geocapital IV Management, L.P.

           By: /s/ Richard A. Vines
              --------------------------
               Richard A. Vines
               General Partner

Stephen J. Clearman

      /s/ Stephen J. Clearman
---------------------------------------



Lawrence W. Lepard

      /s/ Lawrence W. Lepard
---------------------------------------



RICHARD A. VINES

      /s/ Richard A. Vines
---------------------------------------

                                Page 9 of 9 pages